UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2010

CASCADE MICROTECH, INC.

(Exact name of registrant as specified in its charter)

OREGON	000-51072	93-0856709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES

On January 27, 2010, Cascade Microtech, Inc. (the “Company”) entered into a Sale and Purchase Agreement by and among the Company, Cascade Microtech KK, a wholly-owned subsidiary of the Company, SUSS MicroTec AG (“Seller”), SUSS MicroTec KK and SUSS MicroTec Inc. dated January 27, 2010 (the “Agreement”). Pursuant to the terms of the Agreement, the Company acquired all of the outstanding capital stock of SUSS MicroTec Test Systems GmbH, a wholly-owned subsidiary of Seller, along with certain related assets for a purchase price of 7.0 million Euros (approximately $9.8 million), including cash in the amount of 4.5 million Euros (approximately $6.3 million) and 747,530 shares of Company Common Stock.

The shares of Common Stock referenced herein were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended, (“Securities Act”), and Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) Seller confirmed to the Company that it is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act, (b) there was no public offering or general solicitation with respect to the offering of such shares, (c) Seller acknowledged that the securities being acquired were being acquired for investment and not with a view towards distribution, (d) Seller acknowledged that the securities being acquired were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on January 28, 2010.

CASCADE MICROTECH, INC.
(Registrant)

By	/s/ STEVEN SIPOWICZ
Steven Sipowicz
Vice President and Chief Financial Officer